Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Husky Energy Inc. of:

•

our independent auditors’ report dated February 27, 2013, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2012 and December 31, 2011, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information;

•

our independent auditors’ report of registered public accounting firm dated February 27, 2013, with respect to the consolidated balance sheets of Husky Energy Inc. as at December 31, 2012 and December 31, 2011, the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information; and

•	our report of independent registered public accounting firm dated February 27, 2013 on the effectiveness of internal control over financial reporting as at December 31, 2012,

which reports appear in the December 31, 2012 annual report on Form 40-F of Husky Energy Inc.

/s/ KPMG LLP

Chartered Accountants

March 8, 2013

Calgary, Canada